Exhibit 5.1

February 16, 2010

The Board of Directors
Derma Sciences, Inc.
214 Carnegie Center, Suite 300
Princeton, NJ 08540

Re:  Registration Statement on Form S-1

Gentlemen:

We are counsel to Derma Sciences, Inc. (the “Company”) in connection with:  (i) the registration statement on Form S-1 filed on February 16, 2010 (File No. 333-163127); and (ii) the registration statement on Form S-1 under Rule 462(b) filed on February 16, 2010 (File No. 333-104942) (collectively, the “Registration Statements”).  The Registration Statements cover, in the aggregate, the public sale by the Company (the “Offering”) of 972,000 shares of common stock (the “Common Stock”) and warrants to purchase 324,000 shares of Common Stock (the “Warrants”) (up to 1,117,800 shares of Common Stock and 372,600 Warrants if the underwriter’s over allotment option is exercised).

We have examined the originals, or certified, conformed or reproduction copies, of such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed.  In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to our opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others.

Based upon the foregoing, we are of opinion as follows:  (i) Upon closing of the Offering and issuance of the Common Stock and Warrants pursuant to the underwriting agreement between the Company and Rodman & Renshaw, LLC (the “Underwriter”), the Common Stock and Warrants will be validly issued, fully paid and non-assessable securities of the Company; (ii) when executed and delivered by the Company, the Warrants, together with the warrant to purchase Common Stock of the Company to be issued to the Underwriter pursuant to the underwriting agreement (the “Underwriter’s Warrant”), will be validly issued and represent binding obligations of the Company subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to availability of equitable remedies; and (iii) when issued and sold by the Company against payment therefor pursuant to the terms of the Warrants and the Underwriter’s Warrant, the shares of Common Stock issuable upon exercise of the Warrants and the Underwriter’s Warrant will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

HEDGER & HEDGER

/s/ Raymond C. Hedger, Jr.